Exhibit 3.7


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               DYNEX CAPITAL, INC.


1.       The name of the Corporation is Dynex Capital, Inc.

2. Article VI of the Corporation's Articles of Incorporation shall be amended by deleting paragraph (7) in its entirety and substituting therefor the following:

                  "(7) Application of Article. Nothing contained in this Article or in any other provision hereof shall limit the authority of the Board of Directors to take any and all other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of its shareholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a qualified real estate investment trust under the Code, provided, however, that nothing in this Article VI or elsewhere in these Articles shall preclude settlement of any transaction entered into or through the facilities of the New York Stock Exchange or any other exchange on which the Corporation's common shares may be listed from time to time."

3. This amendment to the Articles of Incorporation was proposed by the Board of Directors and submitted to the shareholders for approval in accordance with Section 13.1-707 of the Virginia Stock Corporation Act at the annual meeting on May 19, 1998.

4. The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

----------------------------------------------------------------------------------------------
      Designation of Voting Group            Number of Shares                Number of Votes
      Entitled to Vote Separately               Outstanding                Entitled to be Cast
----------------------------------------------------------------------------------------------
              Holders of                      Common Stock -                  Common Stock -
             Common Stock                      45,580,322                       45,580,322
----------------------------------------------------------------------------------------------

5. There were 40,049,096 undisputed votes cast by the holders of the Corporation's common stock in favor of the amendment and these votes were sufficient for approval of the amendment.

         IN  WITNESS  WHEREOF,   the  undersigned   authorized  officer  of  the
Corporation   has  executed  these  Articles  of  Amendment  on  behalf  of  the
Corporation.

Dated:  May 19, 1998

ATTEST:                                    DYNEX CAPITAL, INC.


____________________________________       By___________________________________
Lynn K. Geurin                               Thomas H. Potts
Secretary                                    President